UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2007

PERFORMANCE TECHNOLOGIES, INCORPORATED

Commission file number 0-27460

Incorporated pursuant to the Laws of the State of Delaware

Internal Revenue Service – Employer Identification No. 16-1158413

205 Indigo Creek Drive, Rochester, New York 14626

(585)256-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note – this Amendment is being filed to amend the Registrant’s Form 8-K, filed on August 17, 2007, to include the required signatures which had been omitted in the original filing.

Item 8.01 Other Events

On August 15, 2007, Dorrance W. Lamb, Senior Vice President and Chief Financial Officer of Performance Technologies, Incorporated (“Performance Technologies”) adopted a pre-arranged, non-discretionary stock trading plan with respect to the proposed exercise of certain options to purchase shares of Performance Technologies common stock previously granted to him and the sale of common shares either previously held or acquired upon option exercise. Mr. Lamb’s trading plan was adopted in accordance with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Performance Technologies’ policies governing stock transactions by directors, executive officers and other employees. Rule 10b5-1 allows corporate insiders to establish prearranged stock trading plans when they are not in possession of material non-public information.

Commencing on November 9, 2007 and ending on April 23, 2008, Mr. Lamb’s Rule 10b5-1 trading plan provides for the periodic exercise of options to purchase up to 53,000 shares of Performance Technologies common stock and the subsequent sale of the acquired shares on the open market at prevailing market prices, in each case subject to minimum price thresholds. The stock options subject to this Trading Plan expire on or before April 23, 2008. In addition, commencing on November 9, 2007 and ending on February 28, 2008, Mr. Lamb’s Rule 10b5-1 trading plan provides for the sale of up to 25,000 shares of Performance Technologies common stock on the open market at prevailing market prices, in each case subject to minimum price thresholds. This Rule 10b5-1 trading plan is subject to specified limitations, including early termination or suspension upon the occurrence of certain events.

Transactions made under Mr. Lamb’s Rule 10b5-1 trading plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be required by law, Performance Technologies does not undertake to report stock trading plans by other Performance Technologies officers or directors, or to report modifications or termination of any publicly-announced plan, including the plan of Mr. Lamb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE TECHNOLOGIES, INCORPORATED

January 4, 2008	By	/s/ John M. Slusser
John M. Slusser President and Chief Executive Officer

January 4, 2008	By	/s/ Dorrance W. Lamb
Dorrance W. Lamb Chief Financial Officer and Senior Vice President of Finance